Exhibit 99.4

June 13, 2017

Via Federal Express and Email

Mr. Dennis M. Oates

Chairman of the Board, President and CEO

Universal Stainless & Alloy Products, Inc.

600 Mayer Street

Bridgeville, Pennsylvania 15017

Dear Mr. Oates:

I am in receipt of your letter dated June 7, 2017. I appreciate your Board’s quick attention to my initial letter and wanted to respond in kind.

Let me first address your comments on valuation. I believe that USAP and SYNL are both currently undervalued, even after their respective share price gains over the past twelve months. During this period, USAP’s shares reached a high of $19.67, up 115% over its low of $9.13. SYNL’s shares reached a high of $13.75, up 110% over its low of $6.56. Each company has recently given back a portion of their gains, with SYNL off 14% from their one-year high and USAP down 3%. You make the statement that USAP is disproportionately undervalued relative to SYNL. I would argue that the opposite is in fact the case. USAP’s current enterprise value (EV) is $211 million. I estimate your EBITDA for 2017 at $22 million, resulting in an EV to EBITDA multiple of 9.6 times. SYNL on the other hand, has an EV of $137 million and projected 2017 EBITDA of $16.5 million, or a multiple of 8.3 times. As to long-term potential, I like the prospects for both companies. Each of us have invested in our businesses during good times and bad, and are well positioned for the future. As a stand-alone business and assuming a return to 2014 demand levels, I know that SYNL can generate $32 million in annual EBITDA. USAP’s EBITDA in 2014 was $30 million and has been as high as $39 million. I see both companies operating units contributing profits to the parent company in a manner consistent with the relative valuations outlined in my proposal.

The structure of my indication of interest has USAP shareholders receiving 56% of the value of the combined company (including their cash payment) and SYNL shareholders receiving 44%. This relationship is reflective of the average market caps of the two companies over the past twelve months and the market caps at the time of my initial letter. While there is certainly room for discussion, I believe that my proposal comes from a reasonable starting point.

As to the potential synergies from a combination of the two companies, I believe them to be material to the discussion. Each company has their own corporate team, resulting in two CEO’s, two CFO’s, two GC’s, etc. There are other duplicative costs of being a public company, including the costs of two Boards of Directors. At a minimum, just the corporate overhead could be reduced by $2.5 million to $3.0 million annually. When it comes to procurement, operations and sales, those synergies will need to be quantified through more detailed discussions and due diligence. However, based on my past experience, I expect to realize both cost savings and new business opportunities in these areas as well.

Synalloy Corporation  |  4510 Cox Road, Suite 201  |  Richmond, Virginia 23060

Let me turn to your comments on the sale leaseback. It is our position that owning buildings and real estate is not an effective use of capital. A sale leaseback provides an alternative source of long-term financing, without onerous covenants and bank oversight. Most importantly, the capital that is freed up can be used for other purposes, including strengthening the balance sheet. Under our proposed plan, a portion of the sale leaseback proceeds will be returned to the USAP shareholders (nothing to the SYNL shareholders) and the balance will be used to reduce the debt of the combined entity. The sale leaseback would occur simultaneously with the closing of the merger.

USAP has a concentrated shareholder base. Approximately 24% of USAP shares are owned by institutions that also own 24% of SYNL shares. The largest overlap comes from Dimensional (6.9%) and Minerva Advisors (5.4%). Four other institutions own approximately 33% of USAP’s shares, including RBC Global (13.4%), Pennant Capital (9.5%), Ameriprise (5.5%) and Aegis (4.6%). SYNL currently owns 3.1% of USAP’s shares. You pointed out in your letter that the officers and directors of USAP have beneficial ownership of 12% of the outstanding shares. However, as noted in your most recent proxy, 75% of these shares are represented by options. The shares owned outright by this group represent closer to 3.4% of the outstanding shares.

The point that I am making here is that a small group of investors controls a significant majority of USAP’s shares and polling them on their thoughts about our indication of interest of merging the two companies would be easy to facilitate. I would prefer to see us explore a possible merger in private, however I am willing to go public with our interest so that the shareholders of both companies can evaluate a merger for themselves.

Again, I am happy to travel to Pittsburgh to meet with you and anyone from your Board. You may reach me at (804) 822-3261 or email me at cbram@synalloy.com. I look forward to hearing from you.

Best Regards,

Craig C. Bram
President & CEO

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